SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Delphax Technologies Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DELPHAX TECHNOLOGIES INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 13, 2008

Notice is hereby given that the Annual Meeting of Shareholders of Delphax Technologies Inc. will be held at our corporate offices, 6100 West 110th Street, Bloomington, MN 55438 on Thursday, March 13, 2008, at 3:30 p.m., Central Time, for the following purposes:

1.	To elect two directors to serve terms expiring at the 2011 Annual Meeting.

2.	To ratify and approve the selection of independent auditors for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on January 21, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Kenneth E. Overstreet Chairman

Bloomington, Minnesota

January 22, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

DELPHAX TECHNOLOGIES INC.

PROXY STATEMENT

Annual Meeting of Shareholders

March 13, 2008

This Proxy Statement is furnished to the shareholders of Delphax Technologies Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders to be held on Thursday, March 13, 2008, at our corporate offices, 6100 West 110th Street, Bloomington, MN 55438, at 3:30 p.m., Central Time, or any adjournment(s) or postponement(s) thereof.

Cost and Method of Solicitation

We will pay all costs of this proxy solicitation. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, facsimile or in person, and no additional compensation will be paid to such individuals. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The mailing of this proxy statement to shareholders is expected to commence on or about February 4, 2008.

The total number of shares of capital stock of Delphax outstanding and entitled to vote at the meeting as of January 21, 2008 was 6,530,430 shares of common stock. Each share of common stock is entitled to one vote for each share held with respect to the matters mentioned in the foregoing Notice of Annual Meeting of Shareholders and there is no cumulative voting. Only shareholders of record at the close of business on January 21, 2008 will be entitled to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or Internet) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the director nominees and “FOR” each of the other proposals. Shares may also be voted by telephone or Internet as instructed on the proxy card.

Quorum and Voting Requirements

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote on a particular matter (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote.

Under Minnesota law, directors are elected by a plurality of the voting power of the shares present and entitled to vote and the ratification of the independent auditors is approved by the greater of: (a) a majority of the Company’s common shares present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal, or (b) the majority of the minimum number of common shares of Delphax which would constitute a quorum for transacting business at the Annual Meeting of Shareholders.

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the independent auditors. If you withhold authority to vote for the election of a director nominee, it has the same effect as a vote against the director nominee.

So far as we are aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revocation of Proxy

Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company at the following address, 6100 West 110th Street, Bloomington, MN 55438, Attn: Secretary, or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of January 21, 2008 the beneficial ownership of Delphax common stock by: (i) all persons who are known by us to hold five percent or more of the common stock of the Company, (ii) each of the directors and nominees to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all directors and officers of the Company, as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Unless otherwise indicated, the business address of each person is 6100 West 110th Street, Bloomington, MN 55438.

Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)		Percent of Class
Fred H. Brenner 514 N. Wynnewood Avenue Wynnewood, PA 19096	1,211,004	(3)	18.5%
Nichols Investment Management 175 Exchange Street. PO Box 904 Bangor, ME 04402	683,309	(4)	10.5%
Dieter P. Schilling (5) (6)	154,071		2.3%
R. Stephen Armstrong (7)	11,000		*
Gary R. Holland (7)	27,000		*
Kenneth E. Overstreet (6)	10,000		*
Earl W. Rogers (7)	14,000	(8)	*
Gregory S. Furness (5)	22,500	(9)	*
George P. Carranza (5)	32,500		*
M. H. (Bill) Kuhn (5)	92,850		1.4%
Michael A. Pasco (5)	11,250		*
All officers and directors as a group (10 persons)	375,171		5.5%

*	Less than 1%.
(1)	As previously disclosed, the Company issued to Whitebox Delphax, Ltd., an affiliate of Whitebox Advisors, LLC, on March 26, 2007 a warrant to purchase 1,200,000 shares of Company common stock and on September 10, 2007 a warrant to purchase 6,300,000 shares of Company common stock. Both of these warrants provide that no holder of a warrant will have the right to exercise the warrant to the extent that, after giving effect to the exercise, the holder (together with the holder’s affiliates) would beneficially own in excess of 9.99% of Company shares outstanding after giving effect to the exercise. Both warrants also provide that unless the holder gives the Company at least 60 days prior written notice, no holder will have the right to exercise the warrant to the extent that, after giving effect to the exercise, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the Company’s shares outstanding after giving effect to the exercise. On the basis of these provisions and the absence of any such notice, the Company has not included Whitebox Delphax, Ltd. in the table above as a beneficial owner of five percent or more of the Company’s common stock.
(2)	Includes the following number of shares which could be purchased under stock options exercisable within sixty days of January 21, 2008: Mr. Schilling, 95,000 shares; Mr. Armstrong, 11,000 shares; Mr. Holland, 15,000 shares; Mr. Overstreet, 7,500 shares; Mr. Rogers, 11,000 shares; Mr. Furness, 12,500 shares; Mr. Carranza, 12,500 shares; Mr. Kuhn, 91,250 shares; Mr. Pasco, 11,250 shares; and all officers and directors as a group, 267,000 shares.
(3)	Based on a Statement of Changes in Beneficial Ownership on Form 4 dated May 19, 2005 in which Mr. Fred H. Brenner reported direct ownership of 1,150,310 shares of common stock, and supplemental information Mr. Brenner provided the Company concerning direct ownership of an additional 60,694 shares acquired in December 2007 and January 2008.
(4)	Based on an Amendment No. 2 to Schedule 13G filed by James W. Nichols d/b/a Nichols Investment Management (“Nichols”) on January 15, 2008 for holdings as of January 14, 2008. Nichols reports sole voting power over 36,000 shares and sole dispositive power over 683,309 shares, of which 647,309 shares are held by the investment advisory clients of Nichols.
(5)	Named Executive Officer.
(6)	Serves as a Director of Delphax and has been nominated for re-election.
(7)	Serves as a Director of Delphax.
(8)	Includes 3,000 shares held jointly by Mr. Rogers with his spouse.
(9)	Includes 10,000 shares held jointly by Mr. Furness with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) under the 1934 Act, executive officers, directors and 10% shareholders of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in Delphax common stock. To our knowledge, based solely upon a review of filings with the Securities and Exchange Commission, all reports on Forms 3, 4 and 5 required to be filed by executive officers, directors and 10% shareholders of the Company were timely filed during fiscal 2007, except that one Form 4 each for Messrs. Schilling and Carranza was filed late.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that our Board of Directors is classified into three classes, as equal in number as possible, with the members of each class to serve for a staggered term of three years. As the term of each class expires, the successors to the directors in that class are elected until the third succeeding Annual Meeting of Shareholders after such director’s election and until such director’s successor has been duly elected and qualified, or until the earlier death, resignation, removal or disqualification of such director.

Incumbent directors Dieter P. Schilling and Kenneth E. Overstreet, with terms expiring at this Annual Meeting, have been nominated for re-election at this Annual Meeting. If elected at this Annual Meeting, Messrs. Schilling and Overstreet will each serve a term of three years, expiring at the Annual Meeting of Shareholders in 2011.

The Board of Directors recommends that the shareholders re-elect Messrs. Schilling and Overstreet as directors of Delphax. It is intended that the persons named as proxies will vote the proxies for the election of the nominees as directors of the Company. The nominees have indicated their willingness to serve, but should any nominee be unable to serve as a director, the persons named as proxies may vote for a substitute nominee in their discretion.

Set forth below is certain information with respect to the nominees for directors:

Nominees for Terms Expiring at the 2011 Annual Meeting

Dieter P. Schilling	President and Chief Executive Officer of
Director since 2006	the Company since May 2006
Age – 52

Mr. Schilling was named President and Chief Executive Officer and a director in May 2006. From July 2004 to May 2006, he served as Vice President, Engineering and Manufacturing. He has served Delphax in various capacities since joining the Company in 1985: Vice President, Operations from 2000 to 2004; Vice President of Operations and Customer Service from 1989 to 2000; Vice President of Customer Service from 1986 to 1989; Director of Customer Service from April 1986 to October 1986; and Director of Field Services from 1985 to 1986. Prior to joining the Company, Mr. Schilling was a founding principal and President of Southern California Telephone, a telecommunications interconnect company.

Kenneth E. Overstreet	Chairman of the Board of
Director since 2003	Delphax Technologies Inc.
Age – 66	Retired Group President of
Ennis Business Forms, Inc.

Mr. Overstreet was elected Chairman of the Board of Directors of Delphax Technologies Inc. in May 2006. Mr. Overstreet has more than 30 years of leadership and experience in the printing industry. Until his retirement in 2003, he was group president of the Financial Solutions Group of Ennis Business Forms, Inc., from 2000 when the company acquired Northstar Computer Forms, where he had served as president from 1989 to 2000. Ennis is a publicly-held producer of business forms and printed business products. Prior to that, Mr. Overstreet was president of the Credit Card Division of Datacard Corporation, a privately-held manufacturer of plastic transaction cards, embossing and encoding equipment and transaction terminals. He began his career in several management positions with John H. Harland Company, a provider of software, data services and printed products to financial and education markets that was recently acquired by M&F Worldwide Corp.

Vote Required and Board of Directors Recommendation

Nominees for election as directors will be elected by a plurality of affirmative votes of holders of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES

OTHER INFORMATION

REGARDING OUR DIRECTORS

The following sets forth certain biographical and other information regarding those directors serving terms continuing after this Annual Meeting.

Director with Term Expiring at the 2009 Annual Meeting

Earl W. Rogers	Chief Operating Officer, Builder Group
Director since 2001	Home Buyers Warranty Corporation
Age – 59

Mr. Rogers has served in his present position since 2006 and has worked in other leadership roles of Home Buyers Warranty Corporation, which is a privately-held insurance and warranty company, headquartered in Colorado, since 2004. He also has more than 25 years experience in the printing industry. He was principal in EWR & Associates, a private company engaged in consulting to small and mid-sized printing firms, from 2002 until 2003. From 1976 until 2001, Mr. Rogers held a variety of senior executive level positions, including division general manager, with John H. Harland Company, a provider of software, data services and printed products to financial and education markets that was recently acquired by M&F Worldwide Corp. He served on the Board of the financial printing trade association and was President of Check Payment Systems Association from 1996 through 1998. He is also a director of Gwinnett Industries, an industrial development company, and Pattillo Construction Company, a builder of large commercial buildings.

Directors with Terms Expiring at the 2010 Annual Meeting

R. Stephen Armstrong	Executive Vice President and
Director since 2000	Chief Financial Officer of
Age – 57	Patterson Companies, Inc.

Mr. Armstrong is Executive Vice President and Chief Financial Officer of Patterson Companies, Inc., a publicly-held distributor of equipment, supplies and services to the dental, veterinary and rehabilitation markets. Mr. Armstrong is a certified public accountant (inactive), and prior to joining Patterson Companies, Inc. in 1999, he was a partner in public accounting at Ernst & Young LLP.

Gary R. Holland	Retired Chairman, President and
Director since 1992	Chief Executive Officer of
Age – 65	Fargo Electronics, Inc.

Mr. Holland was Chairman of the Board of Directors, President and Chief Executive Officer of Fargo Electronics, Inc. from 1997 until his retirement in January 2007. Fargo Electronics, Inc. was a publicly-held manufacturer of plastic card personalization equipment until its acquisition by ASSA ABLOY’s HID Global

Corporation in August 2006. He previously served as President and Chief Executive Officer of Datacard Corporation, a privately-held manufacturer of plastic transaction cards, embossing and encoding equipment and transaction terminals, from 1982 to 1992. Effective January 2008, Mr. Holland was appointed Non-Executive Chairman of the Board of Matica Plc (“Matica”). Matica is a supplier of card personalization and card mailing systems based in Milan, Italy. Matica trades on the AIM Market, London Stock Exchange.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors held four regular and four special meetings during fiscal 2007. The Board has adopted a practice of meeting in executive session, with only independent directors present, on a periodic basis. During fiscal 2007, the independent directors met in executive session at each of its meetings. Mr. Overstreet was on leave of absence from the Board for five months during the fiscal year; throughout the remainder of the fiscal year, Mr. Overstreet attended all regular (three) meetings of the Board and all meetings of the Audit Committee (three) and all meetings of the Compensation Committee (one). Each of the other independent directors attended all of the regular and special meetings of the Board of Directors.

The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The following table shows all members of our Board of Directors, summarizes current committee membership and identifies our independent directors and financial expert:

	Committee Member		Independent Director	Financial Expert
Board Member	Audit	Compensation
Dieter P. Schilling
R. Stephen Armstrong	X	X	X	X
Gary R. Holland	X		X
Kenneth E. Overstreet	X	X	X
Earl W. Rogers	X	X	X

During fiscal 2007, the Audit Committee met six times and the Compensation Committee met once. During fiscal 2007, each of the independent directors, other than Mr. Overstreet while he was on leave of absence, attended all of the meetings of each committee on which he served. The Company does not have a formal policy with regard to Board member attendance at the Annual Meeting. All of our directors except for Mr. Overstreet attended the Company’s 2007 Annual Meeting of Shareholders held on March 22, 2007. Mr. Schilling attended all Board and Committee meetings and the Annual Meeting of Shareholders.

The Board undertook a review of director independence on January 17, 2008. There were no transactions or relationships between any director (or any member of his immediate family) and the Company, the Company executive officers or the Company’s auditors, or other matters that had a bearing on the independence of directors.

Based upon this evaluation, the Board of Directors determined that four of the five members on the Board, Messrs. Armstrong, Holland, Overstreet and Rogers, are “independent” as that term is defined by the NASDAQ Marketplace Rules. Mr. Schilling is not independent under the NASDAQ Marketplace Rules because he is an employee and executive officer of the Company.

The Audit Committee

The Audit Committee is currently comprised of Messrs. Armstrong (Chairman), Holland, Overstreet and Rogers. Pursuant to its charter, the Audit Committee reviews the audited financial statements of the Company. Among other duties, the Audit Committee also reviews and evaluates significant matters relating to the audit and internal controls of the Company, selects and approves the Company’s independent registered public accounting firm, reviews the scope and results of audits by, and the recommendations of, our auditors and approves in advance additional non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit Committee met six times in fiscal 2007. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent registered public accounting firm.

The charter of the Audit Committee requires that all members of the Audit Committee are “independent” directors under the rules of the Securities and Exchange Commission, as well as the NASDAQ Marketplace Rules. Our Board of Directors has determined that each of the members of the Audit Committee meets these qualifications. The members of the Audit Committee also meet the charter requirements and the NASDAQ Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee.

A copy of the current charter of the Audit Committee is available on our website at www.delphax.com by clicking on “Governance” under the “Investor Relations” tab.

The Compensation Committee

The Compensation Committee is currently comprised of Messrs. Rogers (Chairman), Armstrong and Overstreet. The Compensation Committee formally met once in fiscal 2007 but also discussed relevant compensation matters as a part of the regular meetings of the Board of Directors.

The Compensation Committee has the dual responsibility of serving the interests of the shareholders and serving as an advisor to management. The Committee assists the Board in fulfilling its responsibility to shareholders so that the Company’s executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Committee works closely with management to advise, recommend and approve compensation policies, strategies and pay levels necessary to establish appropriate incentives for management and employees that are aligned with business strategies and goals that the Committee believes will drive competitive advantage and deliver sustainable returns to shareholders.

In performing its responsibilities, the Compensation Committee shall:

•	Review the competitiveness of the Company’s executive compensation programs.

•	Review trends in executive compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans.

•	Review and approve the compensation structure for executives at the level of corporate vice president and above.

•

Oversee an evaluation of the performance of the Company’s executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers. Review and approve compensation packages for new executive officers and termination packages for executive officers.

•

Assist the Board in establishing annual goals and objectives of the Chief Executive Officer (“CEO”) and consider the CEO performance review conducted by the Board in recommending CEO compensation to the other independent members of the Board for approval consistent with the Company’s compensation philosophy.

•	Review and discuss with the Board plans for executive development and corporate succession plans for the CEO and other executive officers.

•	Review and make recommendations concerning long-term incentive compensation plans including the use of equity-based plans.

•	Appoint and remove plan administrators for the Company’s retirement plans for employees.

•

Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to the directors for their services as director.

•	Review periodic reports from management on matters relating to the Company’s compensation practices.

•

Produce an annual report of the Compensation Committee on executive compensation for the Company’s annual proxy statement in compliance with and to the extent required by the applicable Securities and Exchange Commission rules and regulations and relevant listing authority.

•	Regularly review and make recommendation about changes to the charter of the Committee.

•	Obtain or perform annual evaluation of the Committee’s performance and make applicable recommendations.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the NASDAQ Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements.

A copy of the current charter of the Compensation Committee is available on our website at www.delphax.com by clicking on “Governance” under the “Investor Relations” tab.

Nomination and Shareholder Communications Processes

Delphax does not currently have a nominating committee. The functions typical of a nominating committee, including the identification, recruitment and selection of nominees for election as a director of the Company, are performed by those members of the Board of Directors that are “independent” as that term is defined by the NASDAQ Marketplace Rules, specifically, Messrs. Armstrong, Holland, Overstreet and Rogers. Mr. Schilling, who is not “independent,” does not participate in the consideration of nominees for director. The Board believes that a nominating committee separate from the whole Board is not necessary at this time, given the size of the Company and the Board, to ensure that candidates are appropriately evaluated and selected. The Board also believes that, given the Company’s size and the size of its Board, an additional committee of the Board would not add to the effectiveness of the evaluation and nomination process. For these reasons, the Board believes it is not appropriate to have a nominating committee.

The Board’s process for recruiting and selecting nominees is for Board members to attempt to identify individuals who are thought to have the business background and experience, industry specific knowledge, and general reputation and expertise that would allow them to contribute as an effective director to the Company’s governance, and who are willing to serve as a director of a public company. To date, the Board has not engaged any third party to assist in identifying or evaluating potential nominees, but may choose to do so in the future. After a possible candidate is identified, the individual meets with various members of the Board and is sounded out concerning their possible interest and willingness to serve, and Board members discuss amongst themselves the individual’s potential to be an effective Board member. If the discussions and evaluation are positive, the individual is invited to serve on the Board.

The nominees for election as directors at this Annual Meeting were unanimously selected by the independent members of the Board on January 17, 2008. Incumbent Directors Messrs. Schilling and Overstreet, nominees for election at this 2008 Annual Meeting, were previously elected by shareholders at the Company’s 2007 and 2005 Annual Meetings, respectively.

On September 10, 2007, we completed a private placement with Whitebox Delphax, LLC (Whitebox). In the securities purchase agreement, we agreed that as long as Whitebox holds at least $1.0 million of our secured subordinated notes or at least 1.0 million shares of our common stock, it may propose a person to be elected to our Board of Directors and we will use our best efforts to cause that person to be elected. To date, Whitebox has proposed no candidate for election to our Board of Directors.

To date, no shareholder has presented any candidate for consideration for Board membership, and Delphax does not have a specific policy on shareholder-recommended director candidates. However, the Board believes its process for evaluation of nominees proposed by shareholders would be no different from the process of evaluating any other candidate recommended by a current director, officer or third-party. In evaluating candidates, the Board will require that candidates possess, at a minimum, a desire to serve on the Board, an ability to contribute to the effectiveness of the Board, an understanding of the function of the Board of a public company, and relevant industry knowledge and experience. In addition, while not required of any one candidate, the Board would consider favorably experience, education, training or other expertise in business or financial matters and prior experience serving on boards of public companies. Collectively, the composition of the Board must meet the listing requirements of the NASDAQ Stock Market where Delphax common stock is listed. In evaluating any candidate for director nominee, the Board will also evaluate the contribution of the proposed nominee toward compliance with the NASDAQ Stock Market listing standards. Any such nominations should be submitted to the Board of Directors c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made; and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment of the person; and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in the Bylaws of the Company and in the section of this Proxy Statement entitled “Shareholder Proposals for the 2009 Annual Meeting” below.

Any shareholder who desires to communicate directly with any director or the Board of Directors of the Company may address correspondence to the whole Board, or any particular member of the Board, in care of the Corporate Secretary at our corporate offices: 6100 West 110th Street, Bloomington, MN 55438. All communications delivered in this manner will be promptly forwarded to the specified addressee, without alteration.

Compensation of Directors

For the first quarter of fiscal 2007, directors were paid a quarterly retainer of $1,250, a fee of $1,000 for each regular and special meeting attended of the Board of Directors and the Annual Meeting of Shareholders, and $500 for each meeting attended of any committee on which they serve. The Chairman of the Board of Directors and of the Chairman of each committee received an additional $125 for each meeting he chaired. Effective January 1, 2007, compensation for the Chairman of the Board was increased to a quarterly retainer of $1,875 and a fee of $1,500 for each regular and special meeting attended of the Board of Directors and the Annual Meeting of Shareholders. No compensation for serving as a director was paid to Mr. Schilling.

Our 1997 Stock Plan (the “1997 Plan”) and 2000 Stock Plan (the “2000 Plan”) allow for the granting of discretionary stock options and other stock-based awards to directors of Delphax, including non-employee directors. The 1997 Plan and 2000 Plan do not currently provide for annual automatic grants to non-employee directors. No options were granted to the independent directors in fiscal 2005, 2006 or 2007. As of September 30, 2007, all options outstanding were issued under either the 1997 Plan or the 2000 Plan.

Non-Employee Director Compensation Table.

The following table summarizes the compensation earned by each of our non-employee directors during fiscal 2007:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Kenneth E. Overstreet	$13,875	$—	$13,875
R. Stephen Armstrong	18,250	—	18,250
Gary R. Holland	20,125	—	20,125
Earl W. Rogers	17,625	—	17,625

CODE OF ETHICS

We have adopted a code of ethics that is included in our Code of Ethics and Business Conduct (the “Code”). The Code is designed to meet the requirements of a “code of ethics” under the regulations of the Securities and Exchange Commission. The Code is also designed to meet the requirements of a “code of conduct” under NASDAQ Marketplace Rules. The Code applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is available on our website at www.delphax.com by clicking on “Governance” under the “Investor Relations” tab.

We intend to satisfy the disclosure requirements of the Securities and Exchange Commission regarding certain amendments to, or waivers from, provisions of the Code, if any, that apply to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information on our website at www.delphax.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the Named Executive Officers:

•	Dieter P. Schilling, President and Chief Executive Officer

•	Gregory S. Furness, Vice President, Finance and Chief Financial Officer

•	George P. Carranza, Vice President, Sales and Marketing

•	M.H. (Bill) Kuhn, Vice President, Customer Support

•	Michael A. Pasco, Vice President, Manufacturing

Officers of Delphax are elected by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among our officers and directors.

Our Compensation Philosophy.

Our executive compensation philosophy is that a majority of overall compensation for the Named Executive Officers should be comprised of performance-based cash compensation and long-term equity compensation. We believe that performance-based compensation and long-term equity compensation align management with the interests of the shareholders and the long-term goals of the Company. Accordingly, in determining or approving executive compensation, the Committee generally places more emphasis on allowing the Named Executive Officers to earn more through annual incentives and equity-based compensation than base salary. Moreover, the executive compensation package generally is targeted to be competitive with executives in comparable companies based upon market capitalization, size, industry and location, assuming maximum performance goals are achieved. Within these guidelines, the Committee makes a subjective judgment as to the allocation of annual total compensation among the various components of each executive’s package.

Use of Compensation Consultant and Role of Management

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. The Compensation Committee has used the services of a compensation consultant in the past and for fiscal 2007, the Compensation Committee consulted with, and used compensation surveys available from, Upstart Solutions to determine base salaries for the Named Executive Officers. Because the compensation packages and agreements with the Named Executive Officers were developed in consultation with Upstart Solutions in fiscal 2006, no significant review of these compensation packages and agreements was undertaken in fiscal 2007. In determining fiscal 2007 compensation, the Compensation Committee also reviewed certain compensation related information and recommendations from certain members of management, as described below.

In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all Named Executive Officers, the amount of potential awards under the short-term incentive compensation program, and the awards under the long-term incentive program. The Chief Executive Officer also recommends to the Compensation Committee the financial performance goals under any performance-based compensation program, which for fiscal 2007 was the short-term incentive program.

None of the Named Executive Officers, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee. However, no Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation. The Committee determines the compensation of the Chief Executive Officer using the criteria applicable to all of the other Named Executive Officers.

Elements of Compensation.

The Compensation Committee followed the guiding principles outlined above in the development and administration of the following elements of compensation of the Named Executive Officers while serving with us:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent.	Not performance based.

Short-Term Incentive	Non-Equity Incentive Plan	Create an effective financial incentive for achieving annual Company financial performance critical to the Company’s long-term performance goals.	If financial objectives meet Plan, the President and Vice Presidents will receive cash awards of 60% and 50% of base salary, respectively. The threshold award under the plan is 1% and the maximum award is 120% and 100% of base salary for the President and Vice Presidents, respectively.

Long-Term Incentive	Restricted Stock, Stock Options and/or Other Equity Instruments	Create an effective financial incentive for achieving long-term Company financial performance goals.	Delphax common stock price.

Health, Retirement and Other Benefits	Benefits available to all eligible employees, including paid time off, insurance benefits (medical, dental, term life, long-term disability, short-term disability) retirement plan contribution, Company stock purchase and tuition reimbursement	Plans are part of our broad-based employee benefits program.	Not performance based.

Executive Benefits and Perquisites	Car allowance to the CEO, incremental health benefits and income tax return preparation fees	Provide competitive benefits to promote the health and financial security of our executive officers.	Not performance based.

Base Salary. Base salaries of executives are usually adjusted annually based upon a subjective evaluation of each executive’s performance, competitive salary information, market conditions, and the Company’s financial performance. The Compensation Committee reviews and recommends the approval of the annual Delphax Comprehensive Compensation Plan to the Board during the first month of the fiscal year. All Named Executive Officers’ compensation adjustments are reviewed and approved by the Committee in accordance with the annual compensation plan approved by the Board. In fiscal 2007, Mr. Kuhn was awarded a 3.5% merit increase and Mr. Pasco was awarded a 3.7% increase, a 0.5% market adjustment and a 3.2% merit increase. These increases were based on compensation surveys available from Upstart Solutions. No other base salary increases to Named Executive Officers were effected during the year as their designated review dates occurred after the end of the fiscal year.

Short-Term Incentive Compensation—Non-Equity Incentive Plan. The Board annually approves executive incentive plan awards based upon the achievement of a predetermined financial objective or objectives the Board believes are critical to the Company’s long-term progress. As described in the table above, our non-equity incentive plan provides that if the performance goals are met, the CEO and other executive officers of the Company are eligible for awards payable in cash determined by formula applied against their base salaries. Following an operating loss of $7.8 million in fiscal 2006, the Board designed the fiscal 2007 short-term incentive plan around achievement of specified levels of operating profit.

For fiscal 2007, we achieved an operating profit of $621,000. Under the formulas associated with the short-term incentive compensation program, our fiscal 2007 performance resulted in cash bonuses to the Named Executive Officers of the amounts noted below, which represents the corresponding percentage of their fiscal 2007 annual base salary:

	2007 Short-Term Incentive Awards
Name	Amount	% of Fiscal 2007 Annual Base Salary
Dieter P. Schilling	$35,762	14.7%
Gregory S. Furness	20,861	11.9
George P. Carranza	22,649	11.9
M.H. (Bill) Kuhn	16,834	11.9
Michael A. Pasco	16,050	11.9

Long-Term Incentive Compensation—Restricted Stock and/or Stock Options. The 1997 Plan and the 2000 Plan allow the grant of options, incentive and non-qualified, as well as restricted and deferred stock awards. The Board of Directors has appointed the Compensation Committee to administer the 1997 Plan and 2000 Plan, with the authority to, among other things, recommend award recipients and award amount and type. Typically, long-term incentive compensation has been realized through grants of stock options. Restricted stock grants have been used rarely, as in the instance of Mr. Schilling’s election as the Company’s President and Chief Executive Officer. Delphax option grants and restricted stock awards are subject to time vesting, generally in 20%, 25% or 33% annual increments commencing on the first anniversary of the date of grant, unless otherwise specified. Stock options have been awarded at an exercise price equal to the fair market value on the date of grant and therefore have value only if the price of our stock appreciates from the price on the date on which the stock options are granted. In this way, our executive officers and shareholders benefit equally from appreciation in our stock price. The Compensation Committee’s policy is to grant all equity awards under shareholder-approved equity compensation plans, such as the 1997 Plan and the 2000 Plan.

In October 2007, the Board of Directors determined stock option awards to the Named Executive Officers in recognition of fiscal 2007 performance. In granting option awards to the Named Executive Officers, the Board has taken into consideration the position of the optionee and the approximate price of our common stock at the time of the grant.

During fiscal 2007, stock options to purchase an aggregate of 280,000 shares of common stock were granted to 29 employees, including the five Named Executive Officers. The Compensation Committee reviews a list prepared by management of potential award recipients and number of options for each. Management responds to any questions the Compensation Committee may have. The Compensation Committee presents its option award recommendation to the Board for approval.

Health, Retirement and Other Benefits. Although benefits may vary somewhat by country, we provide basic health, dental, disability and term life insurance benefits to all employees, with the employee sharing in the cost of the benefits provided. We also sponsor defined contribution plans for U.S., Canadian and United Kingdom employees, including the Named Executive Officers, under which the Company partially matches employee contributions. The Board approves the corporate matching formula for all employees. In France, we provide employees the defined benefit pension plan benefits required by law.

Executive Benefits and Perquisites. In addition to the broad based benefits provided to all employees, in fiscal 2007 the Named Executive Officers were provided a limited set of personal benefits to help attract and retain our executive team. These personal benefits include a car allowance to Mr. Schilling, company paid additional health insurance coverage for the Named Executive Officers for medical, dental and prescription or over-the-counter drug costs not covered by our basic plan, and income tax preparation services paid for by us. In some instance, we may pay certain relocation expenses of an employee or pay a relocation allowance. While we may pay certain relocation expenses of any employee, we have typically provided higher dollar level relocation benefits and services to our executives. In addition, we may pay spouse travel expenses when appropriate to the business event attended or as part of an earned sales achievement award. This spouse travel benefit is provided on a very limited basis to either executive or non-executive employees.

Compensation of Executive Officers

Description of Employment Agreements.

Below are summaries of the employment agreements in effect with our Named Executive Officers, filed with the Securities and Exchange Commission as exhibits to our Form 10-K for the fiscal year ended September 30, 2006 (Mr. Schilling’s agreement) and to our Form 10-Q for the quarter ended June 30, 2006 (Mr. Furness’s and Mr. Carranza’s agreements).

Employment Agreement—Dieter P. Schilling

Effective May 30, 2006, Delphax entered into an employment agreement with Mr. Schilling pursuant to which Mr. Schilling serves as President and Chief Executive Officer of the Company. As part of the agreement, 15,000 restricted shares of Delphax common stock, vesting over three years, were issued to Mr. Schilling. In addition, the Company agreed to pay Mr. Schilling’s relocation expenses, which totaled $102,943.

Under the agreement, beginning June 1, 2006, Mr. Schilling receives a base salary of $250,000, subject to increases that may be approved by the Board of Directors from time to time. Mr. Schilling is eligible for bonuses and fringe benefits made available to executive officers of the Company. In addition, to the group and fringe benefits made available to other executive officers of the Company, Mr. Schilling receives a monthly car allowance of $995.

Further, the agreement provides that if Mr. Schilling’s employment is terminated by us involuntarily for reasons other than Cause, or by Mr. Schilling for Good Reason, we will continue to pay Mr. Schilling his base salary at the annual rate in effect immediately prior to the date of termination (but determined without regard to any purported reduction in base salary which gave rise to such termination of employment, if any) for the period commencing on the date of termination and ending twelve months after the date of termination, as well as reimburse Mr. Schilling for COBRA premiums he actually incurs for health and dental continuation coverage, up to a maximum period of twelve months.

If there is a Change in Control and within one year thereafter Mr. Schilling’s employment is terminated by us involuntarily for reasons other than Cause, or Mr. Schilling terminates his employment because of Good Reason, then we will pay Mr. Schilling his annual base salary in effect immediately prior to the date of termination for the period commencing on the date of termination and ending two years after the date of termination. However, if Mr. Schilling obtains other employment at an annual salary of $100,000 or more during this two year severance period, then the subsequent severance payments made by us to Mr. Schilling during the four quarters of the second year of period will be reduced to 80% during the first quarter, 60% during the second quarter, 40% during the third quarter, and 20% during the fourth quarter, of his base salary at the date of termination (without regard to any purported reduction in base salary which gave rise to such termination, if any). We will also provide Mr. Schilling with reimbursement of the COBRA premiums he actually incurs for health and dental continuation coverage, up to a maximum period of twelve months.

If and to the extent that any payment to be paid to Mr. Schilling is governed by U.S. Internal Revenue Code Section 409A and if Mr. Schilling is a specified employee under Code Section 409A, any payments required to be paid to Mr. Schilling will begin six (6) months from the date of termination of employment, or the first date on which such payment (or any part thereof) would not be subject to the limitation or deductibility under Code Section 162(m). In the event that such payment is so delayed, the amount of the first payment will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. Further, in the event that such payment is so delayed, the first payment (representing the first six months (or less) of accrued payment due Mr. Schilling) will be paid to Mr. Schilling in a lump sum and any remaining payments due thereafter will be paid to Mr. Schilling in substantially equal regular periodic payments biweekly.

“Cause” is defined as: (i) acts of personal dishonestly purposely and knowingly taken by Mr. Schilling and intended to result in material personal enrichment at the expense of the Company; (ii) gross neglect or willful and deliberate violations of Mr. Schilling’s obligations under the employment agreement, including any breach of his fiduciary duties to the Company, financial misstatements, regulatory or accounting violations and/or breach of the Company’s Code of Conduct; (iii) engaging in misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise; (iv) perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or executive thereof; (v) any willful or intentional act that is demonstrably and materially injurious to the reputation, business, financial condition or business relationships of the Company, or to Mr. Schilling’s reputation or business relationships; (vi) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) breach of specific covenants concerning non-compete/non-solicitation, confidential information, and inventions.

“Change of Control” is defined as: (a) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity (other than an entity owned at least 80% by the Company) in which the Company is not the surviving entity or 50% of the Company’s then existing Board is replaced; or (b) the Company consummates a sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the total fair market value of the Company; or (c) the shareholders of the Company consummate an agreement for the sale or disposition (in one transaction or a series of transactions) of stock in the Company, the total sale or disposition of which is greater than 51% of the total common stock of the Company; or (d) the Company adopts a plan of complete liquidation or winding-up of the Company. The definition does not include the sale of additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

“Good Reason” is defined as termination of employment that involves any one or more of the following: (a) an adverse change in Mr. Schilling’s status or position as a result of a substantial diminution in his duties, responsibilities or authority as of the date of the agreement; (b) a reduction by the Company in Mr. Schilling’s base salary as in effect as of the date of commencement of the agreement or as the same may be increased from time to time; or (c) the failure by the Company to obtain from any successor its assent to the agreement as contemplated by the provisions of the agreement.

Employment Agreement—Gregory S. Furness

Effective June 16, 2006, Delphax entered into an employment agreement with Mr. Furness pursuant to which Mr. Furness serves as Vice President, Finance and Chief Financial Officer. Under the agreement, Mr. Furness receives a base salary of $175,000, subject to increases that may be approved by the Company from time to time. Mr. Furness is eligible for bonuses and fringe benefits made available to executive officers of Delphax.

The agreement provides that, if Mr. Furness’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Furness for “Good Reason,” following a “Change in Control” as defined in the agreement, then the Company will pay Mr. Furness base salary at the rate in effect immediately prior to termination (but determined without regard to any purported reduction in base salary which gave rise to such termination, if any) for the period commencing on the date of termination and ending two (2) years after the date of termination. The agreement also provides that, if Mr. Furness’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Furness for “Good Reason” and no “Change of Control” has occurred, then the Company will pay Mr. Furness base salary at the rate in effect immediately prior to termination (but determined without regard to any purported reduction in base salary which gave rise to such termination, if any) an amount equal to one month of base salary for the period commencing on the date of termination and ending the number of months equal to one month for each year of service, for a minimum of six (6) months and a maximum of twelve (12) months after the date of termination. If terminated under any of the conditions summarized above, the Company will reimburse Mr. Furness for the actual COBRA premium for health and dental up to a maximum period of twelve months.

The definitions of Cause, Change of Control and Good Reason in Mr. Furness’s agreement are similar to the definitions applicable to Mr. Schilling. However, Mr. Furness’s agreement also includes as Good Reason the Company requiring Mr. Furness to be based anywhere other than the Minneapolis-St. Paul metropolitan area, except for required travel on the Company’s business.

Employment Agreement—George P. Carranza

Effective June 16, 2006, Delphax entered into an employment agreement with Mr. George P. Carranza pursuant to which Mr. Carranza serves as Vice President, Sales and Marketing. Under the agreement, Mr. Carranza receives a base salary of $190,000, subject to increases that may be approved by the Company from time to time. Mr. Carranza is eligible for bonuses and fringe benefits made available to executive officers of Delphax.

The agreement provides that, if Mr. Carranza’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Carranza for “Good Reason,” following a “Change in Control” as defined in the agreement, then the Company will pay Mr. Carranza base salary at the rate in effect immediately prior to termination (but determined without regard to any purported reduction in base salary which gave rise to such termination, if any) for the period commencing on the date of termination and ending one (1) year after the date of termination. The agreement also provides that, if Mr. Carranza’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Carranza for “Good Reason” and no “Change of Control” has occurred, then the Company will pay Mr. Carranza’s base salary at the rate in effect immediately prior to termination (but determined without regard to any purported reduction in base salary which gave rise to such termination, if any) for the period commencing on the date of termination and ending six (6) months after the date of termination (if Mr. Carranza has been employed by the Company less than twenty-four (24) months) or, if Mr. Carranza has been employed by the Company for twenty-four (24) months or more, then ending twelve months after the date of termination. If terminated under any of the conditions summarized above, the Company will reimburse Mr. Carranza for the actual COBRA premium for health and dental up to a maximum period of twelve months.

The definitions of Cause, Change of Control and Good Reason in Mr. Carranza’s agreement are similar to the definitions applicable to Mr. Schilling. However, similar to Mr. Furness’s agreement, Mr. Carranza’s agreement includes as Good Reason the Company requiring Mr. Carranza to be based anywhere other than the Minneapolis-St. Paul metropolitan area, except for required travel on the Company’s business.

Summary Compensation Table.

The following table shows information concerning compensation earned for services in all capacities during fiscal 2007 for: (i) Dieter P. Schilling, President and Chief Executive Officer; (ii) Gregory S. Furness, Vice President, Finance and Chief Financial Officer; and (ii) the three other most highly compensated executive officers of our Company whose total compensation was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings (together referred to as our “Named Executive Officers”):

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Dieter P. Schilling President and Chief Executive Officer	2007	$250,000	$35,606	$11,625	$35,762	$28,586	$361,579

Gregory S. Furness Vice President, Finance and Chief Financial Officer	2007	175,000	8,619	—	20,861	8,450	212,930

George P. Carranza Vice President, Sales and Marketing	2007	190,000	7,191	—	22,649	10,124	229,964

M.H. (Bill) Kuhn Vice President, Customer Support	2007	140,669	9,138	—	16,834	7,712	174,353

Michael A. Pasco Vice President, Manufacturing	2007	118,596	6,418	—	16,050	4,744	145,808

(1)	Values expressed represent the actual compensation cost recognized by our Company during fiscal 2007 for equity awards granted in fiscal 2007 and prior years as determined pursuant to Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, utilizing the assumptions discussed in Note 1, “Summary of Significant Accounting Policies—Stock-Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2007.
(2)	Represents bonuses paid to the Named Executive Officers under the short-term incentive compensation plan in effect for fiscal 2007, which are reported for the year in which the related services were performed.

All other compensation included in the summary compensation table above is detailed in the following table:

Name	Fiscal Year	Tax Reimbursements ($)	Company Contributions to Retirement and 401(k) Plans ($)	Perquisites and Other Personal Benefits ($)	Total ($)
Dieter P. Schilling	2007	$16	$6,923	$21,647	$28,586
Gregory S. Furness	2007	—	4,192	4,258	8,450
George P. Carranza	2007	—	1,535	8,589	10,124
M.H. (Bill) Kuhn	2007	—	4,220	3,492	7,712
Michael A. Pasco	2007	—	4,744	—	4,744

Perquisites and other personal benefits provided to the Named Executive Officers are summarized in the following table:

Name	Fiscal Year	Car Allowance ($)	Executive Health Benefits ($)	Financial Planning/ Legal Fees ($)	Spouse Travel ($)	Executive Relocation ($)		Total Perquisites and Other Personal Benefits ($)
Dieter P. Schilling	2007	$11,939	$2,830	$1,500	$1,090	$4,288	(1)	$21,647
Gregory S. Furness	2007	—	4,258	—	—			4,258
George P. Carranza	2007	—	8,589	—	—			8,589
M.H. (Bill) Kuhn	2007	—	3,183	309	—			3,492
Michael A. Pasco	2007	—	—	—	—			—

(1)	The $4,288 relocation expense incurred for Mr. Schilling was a charge from the service provider for foreign currency losses related to Mr. Schilling’s fiscal 2006 relocation from Canada to the United States.

Grants of Plan-based Awards.

The following table summarizes grants of plan-based awards during fiscal 2007 for each of the Named Executive Officers:

	Short-Term Incentive			Stock Options
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh) (2)	Grant Date Fair Value ($ /Sh)
Name	Threshold ($)	Target ($)	Maximum ($)
Dieter P. Schilling	$2,500	$150,000	$300,000	10/25/06	40,000	$1.16	$0.55
Gregory S. Furness	1,750	87,500	175,000	10/25/06	30,000	1.16	0.55
George P. Carranza	1,900	95,000	190,000	10/25/06	30,000	1.16	0.55
M.H. (Bill) Kuhn	1,412	70,610	141,220	10/25/06	25,000	1.16	0.55
Michael A. Pasco	1,346	67,322	134,645	10/25/06	25,000	1.16	0.55

(1)	Represents bonuses that may have been earned by the Named Executive Officers under the short-term incentive compensation plan in effect for fiscal 2007. For actual amounts earned under this program, please see the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation.” For explanation of the 2007 Cash Bonus Program, refer to the description in this proxy statement under the headings of Compensation Discussion and Analysis entitled “Short-Term Incentive Compensation – Non-Equity Incentive Plan.”
(2)	The exercise price of options granted is based on the closing market value of our common stock on the day of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards outstanding as of September 30, 2007 for each of the Named Executive Officers:

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable	Unexercisable
Dieter P. Schilling	10/22/98	—	20,000	$2.6880	10/22/08	—	$—
	10/01/01	20,000	—	3.1500	10/01/08	—	—
	10/01/02	20,000	—	3.1200	10/01/09	—	—
	10/01/03	20,000	—	3.4700	10/01/10	—	—
	01/06/05	15,000	5,000	3.7300	01/06/12	—	—
	10/06/05	10,000	10,000	2.5900	10/06/12	—	—
	05/30/06	—	—	—	—	10,000	9,000
	10/25/06	10,000	30,000	1.1600	10/25/13	—	—

Gregory S. Furness	04/06/06	5,000	15,000	3.2000	04/06/13	—	—
	10/25/06	7,500	22,500	1.1600	10/25/13	—	—

George P. Carranza	07/06/06	5,000	15,000	2.7100	07/06/13	—	—
	10/25/06	7,500	22,500	1.1600	10/25/13	—	—

M.H. (Bill) Kuhn	10/01/01	20,000	—	3.1500	10/01/08	—	—
	10/01/02	20,000	—	3.1200	10/01/09	—	—
	10/01/03	20,000	—	3.4700	10/01/10	—	—
	01/06/05	15,000	5,000	3.7300	01/06/12	—	—
	10/06/05	10,000	10,000	2.5900	10/06/12	—	—
	10/25/06	6,250	18,750	1.1600	10/25/13	—	—

Michael A. Pasco	07/17/06	5,000	15,000	2.5200	07/17/13	—	—
	10/25/06	6,250	18,750	1.1600	10/25/13	—	—

(1)	The options granted to Mr. Schilling on October 22, 1998 have a ten-year life and cliff-vest on October 22, 2008. All other option grants to Mr. Schilling and all options grants to the other Named Executive Officers have a seven-year life and vest over four years in equal 25% installments beginning on the first anniversary of the grant date. As of September 30, 2007, the exercise price of all outstanding options was greater than the $0.90 market price of our common stock on that date.

Options Exercised and Stock Vested.

Our Named Executive Officers did not exercise any stock options during fiscal 2007. The table below summarizes the value realized by the Named Executive Officers related to restricted stock vested during the year based on the number of shares vested multiplied by the closing price of our common stock on the vesting date:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dieter P. Schilling	5,000	$5,950
Gregory S. Furness	—	—
George P. Carranza	—	—
M.H. (Bill) Kuhn	—	—
Michael A. Pasco	—	—

Potential Payments upon Termination or Change in Control.

Under the employment agreements with Messrs. Schilling, Furness and Carranza described above, we would be obligated to pay certain amounts following the termination of their respective employments under certain circumstances as described below. Messrs. Kuhn and Pasco are not under formal employment agreements with the Company. However, upon termination under circumstances as described below, we have agreed to pay severance equal to 24 months of base salary to Mr. Pasco, in satisfaction of all requirements under the Employment Standards Act, 2000, Ontario, Sections 57 and 65. (1).

Under the 1997 Plan and the 2000 Plan, unless the agreement evidencing a stock option provides otherwise, any stock option granted under such plan shall be exercisable in full, without regard to any installment exercise provisions, for a period specified by the Company, but not to exceed sixty days, prior to the occurrence of any of the following events: (i) dissolution or liquidation of the Company other than in conjunction with a bankruptcy of the Company or similar occurrence; (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity; or (iii) the transfer of substantially all of the assets of the Company or 75% or more of the outstanding stock of the Company. All outstanding options held by the Named Executive Officers were granted under either the 1997 Plan or the 2000 Plan.

If, following a change in control, an executive officer’s employment was terminated without cause or for good reason as of September 30, 2007, we estimate that the value of the benefits under the employment agreements with Messrs. Schilling, Furness and Carranza and the Canadian employment laws applicable to Mr. Pasco would have been as follows based upon his salary for fiscal 2007 and stock option and restricted stock holdings at September 30, 2007:

	Termination Without Cause or For Good Reason Within 1 Year Following a Change in Control
Name	Severance Payments ($)	COBRA Insurance Premiums ($)	Value of Accelerated Vesting of Stock Options ($) (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock ($) (1)
Dieter P. Schilling	$500,000	$15,560	$—	$9,000
Gregory S. Furness	350,000	15,560	—	—
George P. Carranza	190,000	15,560	—	—
M.H. (Bill) Kuhn	—	—	—	—
Michael A. Pasco	269,289	—	—	—

(1)	Value based on a share price of $0.90, which was the closing sales price for a share of our common stock on the NASDAQ Capital Market on September 28, 2007, the last trading day of our fiscal 2007. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated restricted stock is determined by multiplying the closing share price by the number of shares as to which the lapse of restrictions is accelerated. As of September 30, 2007, the exercise price of all outstanding options was greater than the $0.90 market price of our common stock on that date.

For the purposes of the above calculations, we assume that a transaction constituting a Change of Control under the employment agreements is also a transaction resulting in acceleration of the vesting of options granted under the 1997 Plan and the 2000 Plan. We also assume that we will pay the COBRA benefits for the full periods stated in the Named Executive Officers’ employment agreements, and that in the case of Mr. Schilling, he does not secure alternative employment during the two year severance period.

If an executive officer’s employment was terminated without cause or for good reason as of September 30, 2007 without a change in control, we estimate that the value of the benefits under the employment agreements with Messrs. Schilling, Furness, Carranza, Kuhn, Pasco would have been as follows based upon his salary for fiscal 2007. With no change in control, no accelerated vesting of stock options or restricted stock would apply.

	Termination Without Cause or For Good Reason—No Change in Control
Name	Severance Payments	COBRA Insurance Premiums	Value of Accelerated Vesting of Stock Options	Value of Accelerated Lapse of Restrictions on Restricted Stock
Dieter P. Schilling	$250,000	$15,560	$—	$—
Gregory S. Furness	87,500	15,560	—	—
George P. Carranza	95,000	15,560	—	—
M.H. (Bill) Kuhn	—	—	—	—
Michael A. Pasco	269,289	—	—	—

These change in control and severance benefits are conditioned upon the executive’s execution of a general release and compliance with a confidentiality and non-competition obligations.

Report of the Compensation Committee of the Company’s Board of Directors:

The Compensation Committee has reviewed and discussed the foregoing section entitled “Executive Compensation—Compensation Discussion and Analysis” (CD&A) for the year ended September 30, 2007 with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Earl W. Rogers                    R. Stephen Armstrong                    Kenneth E. Overstreet

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Exchange Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”).

Report of the Audit Committee of the Company’s Board of Directors:

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accountants, including a discussion of the quality, not just the acceptability, of the accounting principles and the reasonableness of significant estimates and judgments. The discussions with the independent registered public accountants also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent registered public accounting firm the auditors’ independence from management and the Company and considered the compatibility of nonaudit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2007 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

R. Stephen Armstrong                    Gary R. Holland                    Kenneth E. Overstreet                Earl W. Rogers

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

PROPOSAL 2

APPROVAL OF INDEPENDENT AUDITORS

Grant Thornton LLP has been reappointed by the Audit Committee as the Company’s auditors for the year ending September 30, 2008. Although it is not required to do so, the Board of Directors desires to submit the appointment of Grant Thornton LLP for shareholder approval at the Annual Meeting. In the event the appointment of Grant Thornton LLP is not approved by the shareholders, the Audit Committee will reconsider its selection of Grant Thornton LLP.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares represented at the meeting of the Company’s common stock is required for approval of auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPOINTMENT OF GRANT THORNTON LLP.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Grant Thornton LLP, independent registered public accounting firm, has been the Company’s auditors since appointment in September 2004. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Accountant Fees and Services

Following is a summary of the fees billed to Delphax by Grant Thornton, LLP for fiscal 2007 and 2006:

	Year Ended September 30,
	2007	2006
Audit Fees	$259,000	$253,000
Audit-Related Fees	35,000	10,000
Tax Fees	92,000	86,000
All Other Fees	—	—

	$386,000	$349,000

Audit Committee Approval Process

The Audit Committee approves engagement of the independent auditors for auditing services and authorized non-audit services provided by the independent auditors, and pre-approves the fees and other significant compensation to be paid to the independent auditors. All the services described above for fiscal 2007 were pre-approved by the Audit Committee or a member of the Committee before Grant Thornton LLP was engaged to render services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

While the Company has not adopted formal policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission, the Company has identified appropriate bodies for the approval of certain of such transactions.

The charter of the Company’s Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of the transactions the Company enters into in which an officer, director or 5% or greater shareholder or any affiliates of these persons has a direct or indirect material interest, not including employment of the Company’s officers or the compensation of the Company’s officers or directors.

The Company has adopted a Code of Conduct (the “Code”) that applies to the Company’s employees, including executive officers. The Code requires that employees avoid improper conflicts of interest, which may include transactions with related persons that are required to be reported in the Company’s filings with the Securities and Exchange Commission. The Board of Directors and Audit Committee are responsible for approving conflicts of interest under the Code.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Delphax Technologies Inc. 2009 Annual Meeting of Shareholders is expected to be held on or about March 12, 2009 and proxy materials in connection with that meeting are expected to be mailed on or about February 4, 2009. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before October 1, 2008. In addition, if the Company receives notice of a shareholder proposal after January 2, 2009, such proposal will be considered untimely pursuant to the Company’s Bylaws, and the persons named as proxies solicited for our 2009 Annual Meeting may exercise discretionary voting power with respect to such proposal.

GENERAL

Other Matters

The Board of Directors of Delphax knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

Our Annual Report for fiscal 2007 is enclosed herewith and contains our Annual Report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

BY THE ORDER OF THE

BOARD OF DIRECTORS

Kenneth E. Overstreet

Chairman

DELPHAX TECHNOLOGIES INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

For the Annual Meeting of Shareholders

March 13, 2008

3:30 p.m.

At the Offices of Delphax Technologies Inc.

6100 West 110th Street

Bloomington, MN 55438

Delphax Technologies Inc. 6100 West 110th Street Bloomington, MN 55438	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 13, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Dieter P. Schilling and Gregory S. Furness, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all postponements and adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 12, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/dlpx/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 12, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Delphax Technologies Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Dieter P. Schilling 02 Kenneth E. Overstreet	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Grant Thornton LLP as independent auditors.	☐ For	☐ Against	☐ Abstain
3. To vote in their discretion upon any other matters coming before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.